Exhibit 99.1

Garmin Reports Solid Fiscal 2017 Revenue and Operating Income Growth; Proposes Dividend Increase

Schaffhausen, Switzerland / February 21, 2018/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the fourth quarter and fiscal year ended December 30, 2017.

Highlights for the fourth quarter 2017 include:

●	Total revenue of $888 million, growing 3% over the prior year quarter, with outdoor, fitness, marine and aviation collectively growing 9% over the prior year quarter and contributing 78% of total revenue

●	Gross margin improved to 56.2% compared to 54.7% in the prior year quarter

●	Operating margin improved to 20.2% compared to 18.6% in the prior year quarter

●	Operating income of $179 million, representing growth of 12%

●	GAAP EPS was $0.73, for the fourth quarter, representing growth of 2% and pro forma EPS(1) was $0.79 for fourth quarter 2017, representing growth of 9%

●	Delivered our one-millionth certified aviation product demonstrating our long history of innovation and contribution to the aviation industry

●	Began shipping our updated marine ECHOMAPTM and STRIKER TM products bringing connectivity to the water

Highlights for the fiscal year 2017 include:

●	Total revenue of $3,087 million growing 2% over the prior year, with outdoor, fitness, marine and aviation collectively growing 9% over the prior year and contributing 76% of total revenue

●	Gross and operating margins of 57.8% and 21.7% respectively, both improving from 2016 levels

●	Operating income of $669 million, representing 7% growth

●	GAAP EPS was $3.68 and pro forma EPS(1) was $2.94

●	Shipped over 15 million units and over 188 million since inception

●	Completed the acquisition of Navionics®S.p.A., a privately-held worldwide provider of electronic navigational charts and mobile applications for the marine industry

●	Strong demand for the fēnix® line of wearables led to significant growth in our outdoor segment

●	Connect IQ TM app store continued growth with over 3,500 apps and over 45 million downloads since inception

●	Garmin ranked #41 on Forbes, “The Just 100: America’s Best Corporate Citizens” and ranked as one of the Global 2000 World’s Best Employers

(in thousands,	13-Weeks Ended	14-Weeks Ended		52-weeks Ended	53-weeks Ended
except per share data)	December 30,	December 31,	Yr over Yr	December 30,	December 31,	Yr over Yr
	2017	2016	Change	2017	2016	Change
Net sales	$888,496	$860,767	3%	$3,087,004	$3,018,665	2%
Outdoor	203,278	175,397	16%	698,867	546,326	28%
Aviation	129,800	117,265	11%	501,359	439,348	14%
Marine	83,699	67,458	24%	374,001	331,947	13%
Fitness	276,195	274,052	1%	762,194	818,486	-7%
Auto	195,524	226,595	-14%	750,583	882,558	-15%

Gross margin %	56.2%	54.7%		57.8%	55.6%

Operating income %	20.2%	18.6%		21.7%	20.7%

GAAP diluted EPS	$0.73	$0.72	2%	$3.68	$2.70	36%
Pro forma diluted EPS (1)	$0.79	$0.73	9%	$2.94	$2.83	4%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“2017 was our second full year of sales and operating income growth driven by strong sales in our outdoor, aviation and marine segments,” said Cliff Pemble, president and chief executive officer of Garmin Ltd. “Entering 2018, we see additional growth opportunities ahead and we believe that we are well positioned to seize these opportunities with a strong lineup of products.”

Outdoor:

The outdoor segment grew 16% in the quarter with significant contributions from wearable devices combined with growth of inReach® subscription services. Gross and operating margins improved to 63% and 36%, respectively, resulting in 26% operating income growth. We expect outdoor to continue to be a growth segment in 2018 as we leverage opportunities in wearables and other product categories in the segment.

Aviation:

The aviation segment posted solid revenue growth of 11% in the quarter with growth contributions from both aftermarket and OEM. Gross and operating margins remained strong at 75% and 32%, respectively, resulting in 27% operating income growth. During the quarter, we delivered the 500th G1000® integrated flight deck upgrade for King Air aircraft, witnessed continued strength in our ADS-B offerings, and Textron Aviation announced our selection as the avionics provider for the Cessna Sky Courier 408. We continue to invest in upcoming certifications with our numerous OEM partners, as well as ongoing aftermarket opportunities for long-term market share gains.

Marine:

The marine segment posted strong fourth quarter revenue growth of 24% driven by our updated lineup of chartplotters and fishfinders, as well as contributions from our recently acquired Navionics product line. Gross margin improved to 55%. During the fourth quarter, we recorded a one-time accrual for a litigation settlement resulting in an operating loss in the marine segment of 13%. During the fourth quarter, we began shipping our new connected offerings in our popular ECHOMAP and STRIKER product lines enabling connectivity through our new ActiveCaptainTM mobile app. We expect marine to be a growth segment in 2018 as we focus on market share gains and new product innovations.

Fitness:

The fitness segment posted revenue growth of 1% in the quarter driven by our GPS enabled products, partially offset by declines in our basic activity trackers. Gross and operating margins increased to 53% and 21%, resulting in a 24% growth in operating income. Our recently announced Forerunner® 645 Music brings both music and Garmin PayTM to a wearable with advanced features such as running dynamics and connectivity. We continue to see growth opportunities in our advanced wearables offset by declines in our basic activity trackers.

Auto:

The auto segment recorded revenue decline of 14% in the quarter, primarily due to the ongoing PND market contraction, partially offset by solid growth in OEM and niche categories. Gross margin declined to 41%, and operating margin was flat at 9%. At the recent Consumer Electronics Show, we announced our new OEM scalable infotainment platform with Amazon Alexa digital assistant integration. Looking forward, we are focused on disciplined execution to bring desired innovation to the market and to optimize profitability in this segment.

Additional Financial Information:

Total operating expenses in the quarter were $320 million, a 3% increase from the prior year. Research and development investment increased 3%, due to engineering personnel costs and the Navionics acquisition partially offset by the additional week of expense in 2016. Selling, general and administrative expenses increased 13%, due primarily to litigation related costs and the Navionics acquisition. Advertising decreased 13%, primarily due to lower media spend in the fitness segment.

The effective tax rate in the fourth quarter of 2017 was 23.1%. The pro forma effective tax rate in the fourth quarter of 2017 was 20.9% (see attached table for reconciliation of this non-GAAP measure), compared to an effective tax rate of 19.0% in the prior year quarter.  The increase in the pro forma effective tax rate is primarily due to the Company’s election to align certain Switzerland corporate tax positions with evolving international tax initiatives and the impact of the release of reserves partially offset by income mix by tax jurisdiction.

In the fourth quarter of 2017, we generated $144 million of free cash flow (see attached table for reconciliation of this non-GAAP measure) and returned cash to our shareholders with our quarterly dividend of $96 million. We ended the quarter with cash and marketable securities of approximately $2.3 billion.

2018 Guidance:

We currently expect 2018 revenue of approximately $3.2 billion as growth in marine, outdoor and aviation is partially offset by ongoing declines in the PND market. We currently expect our full year pro forma EPS will be approximately $3.05 based upon gross margin of approximately 58.5%, operating margin of approximately 21% and a full year pro forma effective tax rate of approximately 19%.

	2018 Guidance(1)	Segment	Revenue Targets
Revenue	~$3.2 B	Auto (1)	-17%
Gross Margin	~58.5%	Fitness	0%
Operating Margin	~21%	Aviation	13%
Tax Rate (Pro Forma)(2)	~19%	Outdoor	13%
EPS (Pro Forma)(2)	~$3.05	Marine	18%

(1) Consolidated and Auto segment guidance assumes the adoption of the new revenue recognition standard in 2018 and restatement of 2017 amounts.
(2) See attached table for reconciliation of non-GAAP measures including forward-looking pro forma tax rate and EPS

Effective in the first quarter 2018, the Company adopted Accounting Standards Codification (ASC) Topic 606, the new revenue recognition standard. The 2018 revenue and segment revenue growth percentages are based upon the restated 2017 revenue amounts. We have included additional appendices (Appendix A and B) with 2017 results reflecting the new revenue recognition standard to help investors understand the comparability of the 2018 guidance.

Dividend Recommendation:

The board of directors intends to recommend to the shareholders for approval at the annual meeting to be held on June 8, 2018, a cash dividend in the amount of $2.12 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments on dates to be determined by the Board. The Board currently anticipates the scheduling of the dividend in four installments as follows:

Dividend Date	Record Date	$ per share
June 29, 2018	June 18, 2018	$0.53
September 28, 2018	September 14, 2018	$0.53
December 31, 2018	December 14, 2018	$0.53
March 29, 2019	March 15, 2019	$0.53

In addition, the board of directors has established March 30, 2018 as the payment date and March 15, 2018 as the record date for the final dividend installment of $0.51 per share, per the prior approval at the 2017 annual shareholders’ meeting. The first, second and third payments of $0.51 per share were made on June 30, 2017, September 29, 2017, and December 29, 2017, respectively.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 21, 2018 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until February 28, 2019 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, currency movements, expenses, pricing, new products to be introduced in 2018, statements relating to possible future dividends and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 30, 2017 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2017 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html. Any forward-looking statements made in this release speak only as of the date of this release.

Non-GAAP Financial Measures

This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company’s use of these measures are included in this release or the attachments.

Garmin, the Garmin logo, the Garmin delta, fēnix, Forerunner, G1000, inReach and Navionics are registered trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S.; Active Captain, Connect IQ, ECHOMAP, Garmin Pay, Garmin Speak and STRIKER are trademarks of Garmin Ltd. or one of its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net sales	$888,496	$860,767	$3,087,004	$3,018,665

Cost of goods sold	388,978	389,985	1,303,840	1,339,095

Gross profit	499,518	470,782	1,783,164	1,679,570

Advertising expense	58,710	67,702	164,693	177,143
Selling, general and administrative expense	128,880	114,312	437,977	410,558
Research and development expense	132,552	128,952	511,634	467,960
Total operating expense	320,142	310,966	1,114,304	1,055,661

Operating income	179,376	159,816	668,860	623,909

Other income (expense):
Interest income	9,994	9,296	36,925	33,406
Foreign currency losses	(8,772)	(1,648)	(22,579)	(31,651)
Other	(107)	1,093	(912)	4,006
Total other income (expense)	1,115	8,741	13,434	5,761

Income before income taxes	180,491	168,557	682,294	629,670

Income tax provision (benefit)	41,711	31,952	(12,661)	118,856

Net income	$138,780	$136,605	$694,955	$510,814

Net income per share:
Basic	$0.74	$0.73	$3.70	$2.71
Diluted	$0.73	$0.72	$3.68	$2.70

Weighted average common shares outstanding:
Basic	187,607	188,233	187,828	188,818
Diluted	188,915	189,171	188,732	189,343

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share information)

	(Unaudited)
	December 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$891,488	$846,883
Marketable securities	161,687	266,952
Accounts receivable, net	590,882	527,062
Inventories, net	517,644	484,821
Deferred costs	48,312	47,395
Prepaid expenses and other current assets	153,912	89,903
Total current assets	2,363,925	2,263,016

Property and equipment, net	595,684	482,878

Marketable securities	1,260,033	1,213,285
Restricted cash	271	113
Deferred income taxes	199,343	110,293
Noncurrent deferred costs	73,851	56,151
Intangible assets, net	409,801	305,002
Other assets	107,352	94,395
Total assets	$5,010,260	$4,525,133

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$169,640	$172,404
Salaries and benefits payable	102,802	88,818
Accrued warranty costs	36,827	37,233
Accrued sales program costs	93,250	80,953
Deferred revenue	139,681	146,564
Accrued royalty costs	32,204	36,523
Accrued advertising expense	30,987	37,440
Other accrued expenses	93,652	70,469
Income taxes payable	33,638	16,163
Dividend payable	95,975	96,168
Total current liabilities	828,656	782,735

Deferred income taxes	75,215	61,220
Noncurrent income taxes	138,295	121,174
Noncurrent deferred revenue	163,840	140,407
Other liabilities	1,788	1,594

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 188,189 shares outstanding at December 30, 2017 and 188,565 shares outstanding at December 31, 2016	17,979	17,979
Additional paid-in capital	1,828,386	1,836,047
Treasury stock	(468,818)	(455,964)
Retained earnings	2,368,874	2,056,702
Accumulated other comprehensive income (loss)	56,045	(36,761)
Total stockholders’ equity	3,802,466	3,418,003
Total liabilities and stockholders’ equity	$5,010,260	$4,525,133

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	52-Weeks Ended	53-Weeks Ended
	December 30,	December 31,
	2017	2016
Operating activities:
Net income	$694,955	$510,814
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	59,895	55,796
Amortization	26,357	30,544
Gain on sale or disposal of property and equipment	(230)	(503)
Provision for doubtful accounts	1,021	4,136
Deferred income taxes	(90,725)	1,699
Unrealized foreign currency loss	21,036	13,387
Provision for obsolete and slow moving inventories	31,071	26,458
Stock compensation	44,735	41,250
Realized losses (gains) on marketable securities	991	(822)
Changes in operating assets and liabilities:
Accounts receivable	(40,088)	9,000
Inventories	(38,575)	(2,455)
Other current and non-current assets	(21,608)	2,234
Accounts payable	(17,240)	(11,496)
Other current and non-current liabilities	5,627	44,766
Deferred revenue	15,329	(6,363)
Deferred costs	(18,266)	(15,780)
Income taxes payable	(13,443)	3,017
Net cash provided by operating activities	660,842	705,682

Investing activities:
Purchases of property and equipment	(139,696)	(90,960)
Proceeds from sale of property and equipment	361	676
Purchase of intangible assets	(12,232)	(5,715)
Purchase of marketable securities	(587,656)	(905,089)
Redemption of marketable securities	635,311	957,350
Change in restricted cash	(153)	146
Acquisitions, net of cash acquired	(90,471)	(77,945)
Net cash used in investing activities	(194,536)	(121,537)

Financing activities:
Dividends	(382,976)	(481,452)
Purchase of treasury stock under share repurchase plan	(74,523)	(93,233)
Purchase of treasury stock related to equity awards	(12,773)	(7,331)
Proceeds from issuance of treasury stock related to equity awards	21,860	18,648
Tax benefit from issuance of equity awards	—	1,692
Net cash used in financing activities	(448,412)	(561,676)

Effect of exchange rate changes on cash and cash equivalents	26,711	(8,656)

Net increase in cash and cash equivalents	44,605	13,813
Cash and cash equivalents at beginning of period	846,883	833,070
Cash and cash equivalents at end of period	$891,488	$846,883

Garmin Ltd. And Subsidiaries
Net Sales, Gross Profit, and Operating Income by Segment (Unaudited)

	Reportable Segments

	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended December 30, 2017

Net sales	$203,278	$276,195	$83,699	$195,524	$129,800	$888,496
Gross profit	128,952	146,622	45,902	80,990	97,052	499,518
Operating income	73,322	57,315	(10,533)	17,401	41,871	179,376

14-Weeks Ended December 31, 2016

Net sales	$175,397	$274,052	$67,458	$226,595	$117,265	$860,767
Gross profit	107,852	141,742	35,155	95,977	90,056	470,782
Operating income	58,314	46,175	2,995	19,363	32,969	159,816

52-Weeks Ended December 30, 2017

Net sales	$698,867	$762,194	$374,001	$750,583	$501,359	$3,087,004
Gross profit	448,410	422,636	212,592	327,921	371,605	1,783,164
Operating income	249,867	146,765	50,328	67,967	153,933	668,860

53-Weeks Ended December 31, 2016

Net sales	$546,326	$818,486	$331,947	$882,558	$439,348	$3,018,665
Gross profit	340,504	437,205	183,709	388,747	329,405	1,679,570
Operating income	184,035	160,596	52,167	102,347	124,764	623,909

Garmin Ltd. And Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended	14-Weeks Ended		52-weeks Ended	53-weeks Ended
	December 30,	December 31,	Yr over Yr	December 30,	December 31,	Yr over Yr
	2017	2016	Change	2017	2016	Change
Net sales	$888,496	$860,767	3%	$3,087,004	$3,018,665	2%
Americas	426,374	445,324	-4%	1,475,661	1,518,934	-3%
EMEA	341,029	302,977	13%	1,175,155	1,113,182	6%
APAC	121,093	112,466	8%	436,188	386,549	13%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, forward-looking pro forma earnings per share, pro forma effective tax rate, forward-looking pro forma effective tax rate and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of such discrete tax items are important measures to permit investors' consistent comparison between periods. In fiscal 2016, there were no such discrete tax items identified.

Garmin Ltd. And Subsidiaries

Pro Forma Effective Tax Rate

(in thousands, except effective tax rate (ETR) information)

	13-Weeks Ended		52-weeks Ended
	December 30,		December 30,
	2017		2017

	$	ETR(1)	$	ETR(1)
U.S. GAAP income tax provision (benefit)	$41,711	23.1%	$(12,661)	(1.9%)
Pro forma discrete tax items:
Switzerland corporate tax election(2)	11,279		180,034
Tax expense from share-based award expirations(3)	(15,345)		(22,620)
Total pro forma discrete tax items	(4,066)		157,414
Income tax provision (Pro Forma)	$37,645	20.9%	$144,753	21.2%

(1) Effective tax rate is calculated by taking the Income tax provision (benefit) divided by Income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In first quarter 2017, a $169 million tax benefit was recognized resulting from the revaluation of certain Switzerland deferred tax assets. The revaluation is due to the Company’s election in February 2017 to align certain Switzerland corporate tax positions with international tax initiatives.  In the fourth quarter 2017, an additional $11 million  benefit was recognized as a result of this Switzerland election.   These impacts during the transitional period following the election are not reflective of current income tax expense incurred and therefore affect period-to-period comparability.

(3) Following adoption in fiscal 2017 of Accounting Standards Update No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), the Company may periodically incur tax expense resulting from stock options and stock appreciation rights (SARs) expiring unexercised. New grants of stock options and SARs no longer comprise a significant component of the Company’s compensation arrangements. As the tax expense from expired awards is not related to current period earnings or compensation activities, and affects period-to-period comparability, it has been identified as a pro forma adjustment.

The net release of uncertain tax position reserves, amounting to approximately $17.9 million and $11.9 million for the 52-weeks and 53-weeks ended December 30, 2017 and December 31, 2016, respectively, have not been included as pro forma adjustments in the above presentation of pro forma income tax provision as such items tend to be more recurring in nature.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

Garmin Ltd. And Subsidiaries

Pro Forma Net Income (Earnings) Per Share

(in thousands, except per share information)

	13-Weeks Ended	14-Weeks Ended	52-weeks Ended	53-weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016

Net income (GAAP)	$138,780	$136,605	$694,955	$510,814
Foreign currency losses(1)	8,772	1,648	22,579	31,651
Tax effect of foreign currency losses(2)	(1,829)	(312)	(4,791)	(5,974)
Discrete tax items(3)	4,066	—	(157,414)	—
Net income (Pro Forma)	$149,789	$137,941	$555,329	$536,491

Net income per share (GAAP):
Basic	$0.74	$0.73	$3.70	$2.71
Diluted	$0.73	$0.72	$3.68	$2.70

Net income per share (Pro Forma):
Basic	$0.80	$0.73	$2.96	$2.84
Diluted	$0.79	$0.73	$2.94	$2.83

Weighted average common shares outstanding:
Basic	187,607	188,233	187,828	188,818
Diluted	188,915	189,171	188,732	189,343

(1) The majority of the Company’s consolidated foreign currency losses are driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries.  However, there is minimal cash impact from such foreign currency losses.

(2) The tax effect of foreign currency losses was calculated using the pro forma effective tax rate of 20.9% for the quarter and 21.2% for the fiscal year ended December 30, 2017, respectively, and an effective tax rate of 19.0% for the quarter and 18.9% for the fiscal year ended December 31, 2016, respectively.

(3) The discrete tax items are discussed in the pro forma effective tax rate section.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is cash provided by operating activities.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended	14-Weeks Ended	52-weeks Ended	53-weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016

Net cash provided by operating activities	$198,265	$213,315	$660,842	$705,682
Less: purchases of property and equipment	(54,484)	(48,803)	(139,696)	(90,960)
Free Cash Flow	$143,781	$164,512	$521,146	$614,722

Forward-looking pro forma tax rate

Forward-looking pro forma tax rate and pro forma earnings per share are calculated before the effect of certain discrete tax items. Management believes certain discrete tax items may not be reflective of income tax expense incurred as a result of current period earnings. Therefore, in order to permit consistent comparison between periods, the tax rate and earnings per share before the effect of such discrete tax items are important measures. In the 52-weeks ended December 30, 2017, such discrete tax items were recognized on a U.S. GAAP-basis that would have affected comparability between periods and were therefore removed from the pro forma tax rate. However, at this time management is unable to determine whether or not significant discrete tax items will be identified in fiscal 2018.

Forward-looking pro forma earnings per share (EPS)

Our 2018 pro forma EPS excludes foreign currency exchange gains and losses. The estimated impact of such foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact of such foreign currency gains and losses, net of tax effects, was $0.04 and $0.09 per share for the 13-weeks and 52-weeks ended December 30, 2017, respectively.

Appendix A – Fiscal 2018 revenue recognition accounting change

The following appendices present 2017 results restated to reflect Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. These appendices provide comparable information to help investors understand the 2018 guidance.

We adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”), the new revenue recognition standard, in the first quarter of 2018, effective for Garmin’s fiscal year ending December 29, 2018. ASC Topic 606 replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard.

Adoption approach

The Company has adopted the new revenue recognition standard utilizing the full retrospective method. Under this method, the new recognition standard is applied to each prior period reported in the forthcoming 2018 Form 10-Q and Form 10-K filings. This adoption approach enhances comparability, as all periods presented in the forthcoming filings are reported under the new standard. We have provided relevant information below to highlight the financial impact of the new revenue recognition standard, and have also provided relevant restated financial statements under ASC Topic 606 in the following appendix.

ASC Topic 606 impacts

Based on our evaluation of the new revenue standard, Garmin’s recognition will be consistent with our previous accounting policies except for two impacts, both of which are within the Company’s auto segment:

●	A portion of the Company’s auto segment contracts have historically been accounted for under Accounting Standards Codification Topic 985-605 Software-Revenue Recognition (Topic 985-605). Under Topic 985-605, the Company deferred all elements of multiple-element software arrangements if vendor-specific objective evidence of fair value (VSOE) could not be established for an undelivered element (e.g. map updates). In applying the new revenue standard to certain contracts that include both software licenses and map updates, we recognize the portion of revenue related to the software license at the time of delivery rather than ratably over the map update period.

●	For certain multiple-element arrangements within the Company’s auto segment, the Company’s previous policy was to allocate consideration to traffic services and recognize it ratably over the estimated life of the underlying product. Under the new revenue standard, we recognize revenue related to certain traffic services at the time of hardware and/or software delivery. Specifically, the new revenue standard emphasizes the timing of the Company’s performance, and upon delivery of the navigation device and/or software, the Company has performed its obligation with respect to the design and production of the product to receive and interpret the broadcast traffic signal for the benefit of the end user.

Both changes noted above accelerate the timing of revenue recognition. See below for an overview of the financial impact to the Company’s results of operations:

	FY 16			FY 17
(USD in millions)	Reported	Restated(1)	Impact(2)	Reported	Restated(1)	Impact(2)
Revenue - Consolidated	$3,019	$3,046	$27	$3,087	$3,122	$35
Revenue - Auto segment	883	910	27	751	785	35
Operating Income - Consolidated	624	633	9	669	684	15
Operating Income - Auto segment	102	111	9	68	83	15

(1) Effective for the fiscal year ending December 29, 2018, we have adopted ASC Topic 606. The results above are restated under ASC Topic 606, and are included for comparability to 2018 earnings guidance.

(2) This row may not cross-foot as figures are rounded to the nearest million.

The Company’s historical net cash flows provided by or used in operating, investing, and financing activities are not impacted by adoption of the new revenue standard.

Within Appendix A and Appendix B, the references to periods such as “FY 17”, “Q1 17”, or “2017”, refer to the corresponding periods or period-end dates as reported in the applicable Form 10-K or Form 10-Q filings. See additional restated financial information below within Appendix B.

APPENDIX B – Restated financial information under ASC Topic 606

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)
(In thousands)

	Previously Reported

	FY 16	Q1 17	Q2 17	Q3 17	Q4 17	FY 17
Net sales	$3,018,665	$638,546	$816,885	$743,077	$888,496	$3,087,004
Cost of goods sold	1,339,095	266,423	339,027	309,412	388,978	1,303,840
Gross profit	1,679,570	372,123	477,858	433,665	499,518	1,783,164
Total operating expense	1,055,661	255,778	274,508	263,875	320,142	1,114,304
Operating income	623,909	116,345	203,350	169,790	179,376	668,860
Total other income (expense)	5,761	(28,653)	24,705	16,266	1,115	13,434
Income before income taxes	629,670	87,692	228,055	186,056	180,491	682,294
Income tax provision (benefit)	118,856	(150,120)	57,105	38,643	41,711	(12,661)
Net income	$510,814	$237,812	$170,950	$147,413	$138,780	$694,955

	Restated(1)

	FY 16	Q1 17	Q2 17	Q3 17	Q4 17	FY 17
Net sales	$3,045,796	$641,510	$831,486	$751,245	$897,319	$3,121,560
Cost of goods sold	1,357,271	268,704	347,356	313,722	393,837	1,323,619
Gross profit	1,688,525	372,806	484,130	437,523	503,482	1,797,941
Total operating expense	1,055,661	255,778	274,508	263,875	320,142	1,114,304
Operating income	632,864	117,028	209,622	173,648	183,340	683,637
Total other income (expense)	5,761	(28,653)	24,705	16,266	1,115	13,434
Income before income taxes	638,625	88,375	234,327	189,914	184,455	697,071
Income tax provision (benefit)	122,890	(149,519)	58,699	39,935	42,983	(7,902)
Net income	$515,735	$237,894	$175,628	$149,979	$141,472	$704,973

	Impact

	FY 16	Q1 17	Q2 17	Q3 17	Q4 17	FY 17
Net sales	$27,131	$2,964	$14,601	$8,168	$8,823	$34,556
Cost of goods sold	18,176	2,281	8,329	4,310	4,859	19,779
Gross profit	8,955	683	6,272	3,858	3,964	14,777
Total operating expense	—	—	—	—	—	—
Operating income	8,955	683	6,272	3,858	3,964	14,777
Total other income (expense)	—	—	—	—	—	—
Income before income taxes	8,955	683	6,272	3,858	3,964	14,777
Income tax provision (benefit)	4,034	601	1,594	1,292	1,272	4,759
Net income	$4,921	$82	$4,678	$2,566	$2,692	$10,018

(1) Effective for the fiscal year ending December 29, 2018, we have adopted ASC Topic 606. The results above are restated under ASC Topic 606.

APPENDIX B – Restated financial information under ASC Topic 606

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share information)

	Previously Reported		Restated(1)		Impact

Assets	2016	2017	2016	2017	2016	2017
Current assets:
Cash and cash equivalents	$846,883	$891,488	$846,883	$891,488	$—	$—
Marketable securities	266,952	161,687	266,952	161,687	—	—
Accounts receivable, net	527,062	590,882	527,062	590,882	—	—
Inventories, net	484,821	517,644	484,821	517,644	—	—
Deferred costs	47,395	48,312	34,665	30,525	(12,730)	(17,787)
Prepaid expenses and other current assets	89,903	153,912	89,903	153,912	—	—
Total current assets	2,263,016	2,363,925	2,250,286	2,346,138	(12,730)	(17,787)

Property and equipment, net	482,878	595,684	482,878	595,684	—	—

Marketable securities	1,213,285	1,260,033	1,213,285	1,260,033	—	—
Restricted cash	113	271	113	271	—	—
Deferred income tax	110,293	199,343	105,668	189,959	(4,625)	(9,384)
Noncurrent deferred costs	56,151	73,851	30,934	33,029	(25,217)	(40,822)
Intangible assets, net	305,002	409,801	305,002	409,801	—	—
Other assets	94,395	107,352	94,395	107,352	—	—
Total assets	$4,525,133	$5,010,260	$4,482,561	$4,942,267	$(42,572)	$(67,993)

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$172,404	$169,640	$172,404	$169,640	$—	$—
Salaries and benefits payable	88,818	102,802	88,818	102,802	—	—
Accrued warranty costs	37,233	36,827	37,233	36,827	—	—
Accrued sales program costs	80,953	93,250	80,953	93,250	—	—
Deferred revenue	146,564	139,681	118,496	103,140	(28,068)	(36,541)
Accrued royalty costs	36,523	32,204	36,523	32,204	—	—
Accrued advertising expense	37,440	30,987	37,440	30,987	—	—
Other accrued expenses	70,469	93,652	70,469	93,652	—	—
Income taxes payable	16,163	33,638	16,163	33,638	—	—
Dividend payable	96,168	95,975	96,168	95,975	—	—
Total current liabilities	782,735	828,656	754,667	792,115	(28,068)	(36,541)

Deferred income taxes	61,220	75,215	62,617	76,612	1,397	1,397
Noncurrent income taxes	121,174	138,295	121,174	138,295	—	—
Noncurrent deferred revenue	140,407	163,840	91,238	87,061	(49,169)	(76,779)
Other liabilities	1,594	1,788	1,594	1,788	—	—

Stockholders’ equity:
Shares, CHF 0.10 par value	17,979	17,979	17,979	17,979	—	—
Additional paid-in capital	1,836,047	1,828,386	1,836,047	1,828,386	—	—
Treasury stock	(455,964)	(468,818)	(455,964)	(468,818)	—	—
Retained earnings	2,056,702	2,368,874	2,090,233	2,412,423	33,531	43,549
Accumulated other comprehensive income	(36,761)	56,045	(37,024)	56,428	(263)	383
Total stockholders’ equity	3,418,003	3,802,466	3,451,271	3,846,397	33,268	43,931
Total liabilities and stockholders’ equity	$4,525,133	$5,010,260	$4,482,561	$4,942,267	$(42,572)	$(67,993)

(1) Effective for the fiscal year ending December 29, 2018, we have adopted ASC Topic 606. The balances above are restated under ASC Topic 606.

Garmin Ltd. And Subsidiaries
Pro Forma Effective Tax Rate

(In thousands, except effective tax rate (ETR) information)

	Previously Reported

	FY 16	Q1 17	Q2 17	Q3 17	Q4 17	FY 17
Income before income taxes	$629,670	$87,692	$228,055	$186,056	$180,491	$682,294
U.S. GAAP income tax provision (benefit)	118,856	(150,120)	57,105	38,643	41,711	(12,661)
U.S. GAAP ETR(2)	18.9%	(171.2%)	25.0%	20.8%	23.1%	(1.9%)
Pro forma discrete tax items(3):
Switzerland corporate tax election	—	168,755	—	—	11,279	180,034
Impact of share-based award expirations	—	—	(7,275)	—	(15,345)	(22,620)
Total pro forma discrete tax items	—	168,755	(7,275)	—	(4,066)	157,414
Pro Forma Income Tax Provision	$118,856	$18,635	$49,830	$38,643	$37,644	$144,753
Pro Forma ETR	18.9%	21.3%	21.9%	20.8%	20.9%	21.2%

	Restated(1)

	FY 16	Q1 17	Q2 17	Q3 17	Q4 17	FY 17
Income before income taxes	$638,625	$88,375	$234,327	$189,914	$184,455	$697,071
U.S. GAAP income tax provision (benefit)	122,890	(149,519)	58,699	39,935	42,983	(7,902)
U.S. GAAP ETR(2)	19.2%	(169.2%)	25.1%	21.0%	23.3%	(1.1%)
Pro forma discrete tax items(3):
Switzerland corporate tax election	—	168,755	—	—	11,279	180,034
Impact of share-based award expirations	—	—	(7,275)	—	(15,345)	(22,620)
Total pro forma discrete tax items	—	168,755	(7,275)	—	(4,066)	157,414
Pro Forma Income Tax Provision	$122,890	$19,236	$51,424	$39,935	$38,917	$149,512
Pro Forma ETR	19.2%	21.8%	21.9%	21.0%	21.1%	21.4%

(1) Effective for the fiscal year ending December 29, 2018, we have adopted ASC Topic 606. The results above are restated under ASC Topic 606.

(2) Effective tax rate is calculated by taking the Income tax provision (benefit) divided by Income before taxes.

(3) The discussion of the nature and purpose of discrete tax items identified for pro forma adjustments is located above in the “Non-GAAP Financial Information” section of this earnings release, under the heading “Pro forma effective tax rate”.

Garmin Ltd. And Subsidiaries
Pro Forma Net Income (Earnings) Per Share
(in thousands, except per share information)

	Previously Reported

	FY 16	Q1 17	Q2 17	Q3 17	Q4 17	FY 17
Net income (GAAP)	$510,814	$237,812	$170,950	$147,413	$138,780	$694,955
Foreign currency gains / losses(2)	31,651	37,497	(15,110)	(8,579)	8,772	22,579
Tax effect of foreign currency gains / losses(3)	(5,974)	(7,969)	3,302	1,782	(1,829)	(4,791)
Discrete tax items(4)	—	(168,755)	7,275	—	4,066	(157,414)
Net income (Pro Forma)	$536,491	$98,585	$166,417	$140,616	$149,789	$555,329

Diluted earnings per share (GAAP)	$2.70	$1.26	$0.91	$0.78	$0.73	$3.68

Diluted earnings per share (Pro Forma)	$2.83	$0.52	$0.88	$0.75	$0.79	$2.94

	Restated(1)

	FY 16	Q1 17	Q2 17	Q3 17	Q4 17	FY 17
Net income (GAAP)	$515,735	$237,894	$175,628	$149,979	$141,472	$704,973
Foreign currency gains / losses(2)	31,651	37,497	(15,110)	(8,579)	8,772	22,579
Tax effect of foreign currency gains / losses(3)	(5,974)	(7,969)	3,302	1,782	(1,829)	(4,791)
Discrete tax items(4)	—	(168,755)	7,275	—	4,066	(157,414)
Net income (Pro Forma)	$541,412	$98,667	$171,095	$143,182	$152,481	$565,347

Diluted earnings per share (GAAP)	$2.72	$1.26	$0.93	$0.80	$0.75	$3.74

Diluted earnings per share (Pro Forma)	$2.86	$0.52	$0.91	$0.76	$0.81	$3.00

(1) Effective for the fiscal year ending December 29, 2018, we have adopted ASC Topic 606. The results above are restated under ASC Topic 606.

(2) The majority of the Company’s consolidated foreign currency gains and losses are typically driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gains and losses.

(3) The tax effect of foreign currency gains and losses is calculated using the pro forma ETR for the respective period, as presented above. The quarterly tax effects may not cross-foot to the annual tax effect due to quarterly variances in pro forma ETR.

(4) The discrete tax items are discussed in the pro forma effective tax rate section.